Exhibit 8 bb

SCHEDULE B

PORTFOLIO AND OTHER FUNDS

ADVISED BY THE ADVISER

I.	Portfolios

Participating Series of Van Eck Worldwide Insurance Trust

Worldwide Absolute Return Fund

Worldwide Emerging Markets Fund

Worldwide Hard Assets Fund

Worldwide Real Estate Fund

Participating Series of Levco Series Fund

Levco Equity Value Fund